FOR IMMEDIATE RELEASE CONTACT: BRETT CHILES

(713) 529-0900

EQUUS TOTAL RETURN, INC. ANNOUNCES

INVESTMENT IN SPORTS AND LEISURE SECTOR

HOUSTON, TX - June 29, 2007 - Equus Total Return, Inc. (NYSE: EQS) ("Equus" or the "Fund") has provided $6.0 million in debt financing to Nickent Golf, Inc. ("Nickent") in connection with an overall transaction involving a previous bridge financing of $2.0 million in April 2007. Nickent will use the proceeds for working capital, strategic marketing and global expansion.

"Our hybrid, the club that made us famous, was in the bag of the US Open winner last weekend," commented Michael Lee, CEO and President of Nickent. "This is a very exciting time for Nickent Golf. All of our products are being played on the PGA Tours. We have more than tripled our distribution in recent years and have made significant strides in becoming a major player in the golf industry. We believe Nickent's new relationship with Equus will surely help us get to the top."

Anthony R. Moore, Chairman, CEO and President of Equus, will be joining the Nickent Board of Directors as Chairman. Mr. Moore stated, "Investments in sports and leisure are representative of our twenty-first century trends investment strategy and Nickent is an exciting opportunity in this sector. Golf has a huge and growing following around the world and Nickent is producing high quality products that players of all standards are seeking. We are delighted to participate in taking Nickent to a new stage in the company's development."

Nickent is a market leader in the rapidly expanding, hybrid club segment of the golf industry and is an emerging leader in game-enhancement technology.  Nickent's development process is driven by its dedication to advanced technologies and focus on design innovation.  Nickent is the official OEM sponsor of the Golf Channel's Nationwide Tour coverage. Additional information on Nickent Golf, Inc. may be obtained at the Nickent website at www.nickentgolf.com.

Equus Total Return, Inc. is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on Equus Total Return, Inc. may be obtained from the Equus website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.